Exhibit b

GUGGENHEIM CORPORATE FUNDING, LLC

135 EAST 57TH STREET

NEW YORK, NY 10022

February 16, 2006

Taxi Holdings Corp.,

Taxi Acquisition Corp.,

c/o Wellspring Capital Management LLC

390 Park Avenue, 5th Floor

New York, NY 10022

Attn:	Carl Stanton

Alex Carles

Scott Rosen

AMENDED AND RESTATED COMMITMENT LETTER

$160,000,000 CREDIT FACILITIES

Ladies and Gentlemen:

You have advised us that Taxi Acquisition Corp. (“Mergerco”), a wholly-owned subsidiary of Taxi Holdings Corp. (“Parent”), desires to establish the credit facilities described herein in connection with the transactions described in Exhibit A hereto (the “Transaction Description”), and you have asked Guggenheim Corporate Funding, LLC to commit to provide such credit facilities (the “Facilities”).

Subject to the terms and conditions described in this letter (this letter, including the Transaction Description and the other attachments hereto, together with the Fee Letter referred to below, are referred to as the “Commitment Letter”), Guggenheim is pleased to inform you of its commitment to provide the Facilities, subject only to the terms and conditions set forth in this Commitment Letter. Those matters that are not covered or made clear herein or in the attached Summary of Terms are subject to mutual agreement by the parties. This letter amends and restates in its entirety the Commitment Letter, dated February 6, 2006.

For purposes of this Commitment Letter, any reference to “Guggenheim” shall be a reference to Guggenheim Corporate Funding, LLC, together with any affiliate thereof and any fund or account managed by an affiliate thereof as Guggenheim Corporate Funding, LLC shall determine to be appropriate to provide the services or financing contemplated herein. In the event of any inconsistency between the terms of Annex I and this letter, this letter shall prevail. Capitalized terms used herein without definition have the meanings assigned to such terms in Annex I or the Transaction Description, as the case may be.

Section 1.	Conditions Precedent.

The commitment of Guggenheim, hereunder described, is subject to the following terms:

(a) no development or change shall occur after the date hereof, and no information shall become known after the date hereof, that results in or could reasonably be expected to result in a material change in, or deviation from, the Pre-Commitment Information (as hereinafter defined), the terms of the Transactions or other matters contemplated by the Transaction Description; the execution and delivery of the Agreement and Plan of Merger among you and the Business, in the form of the draft thereof dated February 16, 2006 that was sent to us, with such disclosure schedules as are acceptable to Guggenheim (the “Acquisition Agreement”); and no change in the terms or conditions of the Acquisition Agreement shall have been made, and no waiver or consent thereunder shall have been given by you or your affiliates, that in any such case, individually or in the aggregate, with other such developments or changes, is or could reasonably be expected to be materially adverse to Mergerco, Parent, the Business and its subsidiaries (taken as a whole), or to an Agent or the Lenders;

(b) the preparation, execution and delivery of definitive documentation with respect to the Facilities, including, without limitation, credit agreements, security agreements, intercreditor agreements, guaranties and other agreements incorporating substantially the terms and conditions outlined in this Commitment Letter and otherwise reasonably satisfactory to Guggenheim (the “Operative Documents”);

(c) the absence of any event, circumstance, change or effect since January 3, 2005, that has had or is reasonably likely to have a Material Adverse Effect, either individually or in the aggregate, with all other events, circumstances, changes and effects. For purposes hereof, an event, circumstance, change or effect shall have a “Material Adverse Effect” if it (i) prevents or materially impedes, interferes with, hinders or delays the consummation of the Transactions or the consummation by the Business of the transactions contemplated by the Acquisition Agreement or (ii) is materially adverse to the business, financial condition, assets, liabilities, prospects or results of operations of the Business and its subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (ii), any change or effect to the extent arising from any of the matters described in the following clauses (A) through (D) shall not constitute, or be considered in determining the existence of, a Material Adverse Effect: (A) changes in general economic conditions, (B) general changes in the industries in which the Business and its subsidiaries operate, (C) except with respect to matters covered by Sections 2.05 and 2.21 of the Acquisition Agreement, the announcement of the Acquisition Agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, franchisees, distributors, partners or employees of the Business and its subsidiaries to the extent such change or effect is due to the identity of Parent or its affiliates, or (D) changes in any tax laws or regulations or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (A), (B), and (D), such changes or effects referred to therein have a disproportionate effect on the Business and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Business and its subsidiaries operate;

(d) (i) (a) the accuracy and completeness of all representations that any of you or your affiliates made to Guggenheim, the Lenders or potential Lenders and (b) the accuracy and completeness in all material respects of all information, taken as a whole, that you or any of your affiliates or representatives furnish or make available to Guggenheim, the Lenders or potential Lenders; and (ii) (a) the accuracy and completeness of all representations that the Business or any of its affiliates made to you in the Acquisition Agreement or to Guggenheim, the Lenders or potential Lenders, and (b) the accuracy and completeness of all information, taken as a whole, that the Business or its affiliates or representatives furnish or make available to you in the Acquisition Agreement or to Guggenheim, the Lenders or potential Lenders, except in any of the foregoing cases for failures to be accurate and complete that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) your compliance in all material respects with the terms of this Commitment Letter, including, without limitation, the payment in full of all fees, expenses and other amounts payable under this Commitment Letter (including, without limitation, the fees specified in the Fee Letter);

(f) Guggenheim’s reasonable satisfaction with the final form of all of the agreements entered into by any of you, the Business or any of your or their respective affiliates in connection with the Transactions and with the final structure of the Transactions (other than the Acquisition Agreement, which is subject to Section 1(a) above and the Operative Documents, which are subject to 1(b) above);

(g) Guggenheim’s reasonable satisfaction that (i) all material consents, approvals, licenses, permits and other authorizations have been obtained without the imposition of material conditions outside the ordinary course, other than any conditions that are satisfied prior to or contemporaneous with Closing, and (ii) any applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated without any action being taken by any governmental authority adverse to the consummation of the Transactions;

(h) (i) Guggenheim’s reasonable satisfaction that consummation of the Acquisition shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default or an acceleration of any rights or benefits under, any material agreement of Parent, Mergerco, the Business or any of their respective affiliates, in each case, to the extent such occurrence would result in your not being required to consummate the Acquisition; and (ii) Guggenheim’s reasonable satisfaction that consummation of any Transactions other than the Acquisition shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default or an acceleration of any rights or benefits under, any material agreement of Parent, Mergerco, the Business or any of their respective affiliates; and (iii) (a) Guggenheim, as agent for the Lenders, shall have received and be entitled to rely upon any legal opinions delivered in connection with the Acquisition; and (b) Guggenheim, as agent for the Lenders, shall have received one or more customary legal opinions reasonably satisfactory to Guggenheim and from counsel reasonably satisfactory to Guggenheim;

(i) the satisfaction or waiver of the conditions precedent (other than any conditions precedent to the Business’s obligations waived by the Business in connection with the Acquisition or that Guggenheim reasonably believes will be satisfied concurrently with the consummation of such Acquisition) to the Acquisition as contemplated in the Acquisition Agreement, and the satisfaction or the waiver of the conditions precedent (other than any conditions precedent that Guggenheim reasonably believes will be satisfied concurrently with the initial financing of the Facilities) to the initial funding of the Facilities as contemplated in Annex I, including, without limitation, the receipt by Guggenheim of evidence of a minimum investment in Mergerco of $57,900,000 in cash equity (at least 2/3 of which shall be provided by the Sponsor) in connection with the Acquisition; provided, that any waiver (other than by the Business in connection with the Acquisition) is consented to in writing by Guggenheim;

(j) repayment of all of the other outstanding indebtedness of the Business and its subsidiaries, including, without limitation, all indebtedness payable to third parties (including to any bank) and the termination of any liens benefiting such indebtedness; provided, however, that the Business shall not be required to repay or terminate any indebtedness permitted pursuant to Section (o) of “Conditions Precedent to Initial Extension of Credit” in Annex A hereto; and

(k) each of the collateral agent, on behalf of the Senior Lenders, and the collateral agent on behalf of the Subordinated Lenders, shall have a valid and perfected lien on and security interest in the collateral referred to in Annex I under “Collateral”; in the case of the lien securing the Senior Loans, such lien shall be a first priority lien, and in the case of the lien securing the Subordinated Loans, such lien shall be subject to the lien securing the Senior Loans; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filings and recording fees and taxes shall have been duly paid. Guggenheim, as agent for the Senior Lenders, shall have received satisfactory title insurance policies (including such endorsements as it may require), current certified surveys, evidence of zoning and other legal compliance, certificates of occupancy, legal opinions and other customary documentation required by Guggenheim, as agent to the Lenders, with respect to all real property of the Business and its subsidiaries subject to mortgages; provided, however, that failure to satisfy any of the requirements of this condition with respect to collateral consisting of real property shall not constitute a failure of this condition as long as (i) you and the Business have used your reasonable best efforts to satisfy each of the requirements of this condition with respect to collateral consisting of real property, (ii) all of the requirements of this condition have been satisfied with respect to at least 50% of such real property collateral, and (iii) the definitive documentation contains a covenant to satisfy each of the remaining requirements of this condition with respect to collateral consisting of real property within (x) 30 days after closing for the remaining real property held in fee simple and (y) 60 days after closing for the remaining leasehold properties.

With respect to the condition precedent, set forth in paragraph (c) above, Guggenheim Corporate Funding, LLC acknowledges that it does not have Actual Knowledge of any event, circumstance or change that has occurred between January 5, 2005 and September 12, 2005 that, individually or in the aggregate with other events, circumstances or changes during such period, constitutes a Material Adverse Effect. For the purpose of the prior sentence, Actual Knowledge shall mean the knowledge of the officers of Guggenheim Corporate Funding, LLC with responsibility for the negotiation and execution of this Commitment Letter on behalf of Guggenheim Corporate Funding, LLC.

Section 2.	Commitment Termination.

Guggenheim’s commitment and the obligations of Guggenheim set forth in this Commitment Letter will terminate on the earliest of (a) the date which is 6 months after you execute and return this Commitment Letter to us in accordance with the last paragraph of this letter, (b) the date the Operative Documents become effective and (c) the date the Acquisition Agreement terminates in accordance with its terms.

Section 3.	Syndication.

Guggenheim reserves the right, in consultation with you, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other lenders, commercial banks, insurance companies, investment funds and other financial institutions reasonably acceptable to Guggenheim (“Lenders”); provided, however, that Guggenheim will not syndicate any portion of the

Facilities to a competitor of the Business (as defined in the applicable Operative Documents). Guggenheim may elect to appoint one or more agents or co-agents to assist in such syndication efforts.

Guggenheim will manage all aspects of the syndication of the Facilities, including, without limitation, the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments and loans among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.

Each of you shall, and Parent and Mergerco shall, cause the Company and the Business to take all action as Guggenheim may reasonably request to assist it in forming a syndicate acceptable to Guggenheim. Your and the Business’s assistance in forming such a syndicate shall include but not be limited to: (i) making senior management, representatives and advisors of the Business, and your representatives, available to participate in information meetings with potential Lenders at such times and places as Guggenheim may reasonably request; (ii) using best reasonable efforts to ensure that the syndication efforts benefit from existing lending relationships of Wellspring Capital Management LLC (“Sponsor”) and the Business; (iii) assisting (including causing its affiliates and advisors and those of the Business to assist) in the preparation of a confidential information memorandum for the Facilities and other marketing and rating agency materials to be used in connection with the syndication; and (iv) providing Guggenheim with all other information reasonably deemed appropriate by it to successfully complete the syndication of the Facilities.

To ensure an effective syndication of the Facilities, each of you agrees that until the earlier of termination of the syndication (as determined by Guggenheim) or 30 days after the closing of the Facilities, neither of you will, and neither of you will permit the Business or any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including, without limitation, the renewal of any thereof) without the prior written consent of Guggenheim.

Guggenheim or a Lender designated by Guggenheim will act as the administrative agent for the Facilities. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of Guggenheim, not to be unreasonably withheld or delayed.

Section 4.	Fees.

Each of you agrees, jointly and severally, to pay or cause to be paid the fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) by and among you and Guggenheim. The terms of the Fee Letter are an integral part of Guggenheim’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter shall be non-refundable when paid.

Section 5.	Indemnification.

Each of you shall, jointly and severally, indemnify and hold harmless Guggenheim, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents, or the transactions contemplated hereby or thereby (including, without limitation, the Transactions), or any actual or proposed use of the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of you or the Business, any of your or their respective directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby or by the Operative Documents are consummated.

No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of you or to or the Business, or to any of your or their respective security holders or creditors, for or in connection with the transactions contemplated hereby or the Operative Documents, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

Section 6.	Costs and Expenses.

On the Closing Date, each of you shall, jointly and severally, pay or reimburse Guggenheim for all reasonable out-of-pocket costs and expenses incurred by Guggenheim (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection therewith, including, without limitation, fees and expenses of counsel (“Expenses”).

If the Acquisition is not consummated as a result of a failure to satisfy the condition precedent specified in Section 6.02(v) of the Acquisition Agreement (unless such failure results from a breach by Guggenheim of its obligations under this Commitment Letter), then each of Parent and Mergerco agree, jointly and severally, to reimburse Guggenheim for the Expenses.

Section 7.	Confidentiality.

By accepting delivery of this Commitment Letter, each of you agrees that this Commitment Letter is for its confidential use and that neither its existence nor the terms hereof will be disclosed by it to any person other than its officers, directors, employees, accountants, attorneys and other advisors (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that you may disclose the existence and terms hereof (i) to the Business, its officers, directors, accountants and attorneys or any other person that is an equity investor or proposed equity investor in Parent (but only if the Business or such other person, as the case may be, agrees to be bound by the confidentiality terms hereof), and (ii) to the extent required, in the written opinion of outside counsel, by applicable law or in connection with any subpoena or litigation or to the extent that such existence or terms become public knowledge by a reason other than breach by any of you, or any of your respective officers, directors, employees, accountants, attorneys and other advisors. Notwithstanding any other provision in this Commitment Letter, Guggenheim hereby confirms that none of you and none of the Company Representatives shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facilities and the transactions contemplated hereby as may be required by law.

Section 8.	Representations and Warranties.

Each of you hereby represents and warrants that (i) all information, taken as a whole, that has been or will hereafter be furnished or made available to Guggenheim, any Lender or any potential Lender by it or any of its representatives, in connection with the transactions contemplated by this Commitment Letter is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, (ii) to your knowledge all information, taken as a whole, that has been or will hereafter be furnished or made available to Guggenheim, any Lender or any potential Lender by the Business and its officers, directors, employees, accountants, attorneys and other advisors (collectively, the “Representatives”), in connection with the transactions contemplated by this Commitment Letter is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (iii) all financial projections, if any, that have been or will be prepared by it or its representatives (including, for these purposes, the Representatives) and furnished or made available to you, Guggenheim, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions that you and the Business believed were reasonable as of the date of the preparation of such financial projections (it being understood that such projections are subject to uncertainties and contingencies and that no assurance can be given that the projections will be realized) and at the time made available to Guggenheim or any Lender or potential Lender. Each of you agrees to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.

In providing this Commitment Letter, Guggenheim is relying on the accuracy of the information furnished or made available to it and its representatives by or on behalf of Wellspring, the Parent, Mergerco, the Business and their respective affiliates and representatives (the “Pre-Commitment Information”) without independent verification thereof. In arranging the Facilities including the syndications, Guggenheim will be entitled to use, and is relying on the accuracy of, the Pre-Commitment Information without independent verification thereof.

Section 9.	No Third-Party Reliance, Etc.

The agreements of Guggenheim hereunder, and of any Lender that issues a commitment to arrange for a group of Lenders to provide financing under the Facilities, are made solely for your benefit and may not be relied upon or enforced by any other person. This Commitment Letter is not intended to create a fiduciary relationship between any of the parties hereto.

Each of you acknowledges that Guggenheim may be providing financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with those of Wellspring, the Parent, Mergerco and the Business.

Section 10.	Exclusivity.

As set forth in detail below, you agree that Guggenheim has a qualifiedly exclusive right to negotiate funding of the Facilities. Within 180 days of the date of this letter, and so long as Guggenheim has pursued completion of the transactions contemplated by this Commitment Letter in good faith, none of you shall, and you shall not permit any of your respective officers, directors, employees, advisors, other agents or affiliates to, directly or indirectly, take any action to solicit, initiate, engage or negotiate any proposals or other offers from any person or entity, other than Guggenheim, or provide any confidential information to, or discuss or negotiate with, such person or entity, other than Guggenheim, any proposal to obtain financing or issue indebtedness in connection with the Transactions.

Section 11.	Assignments.

You may not assign this Commitment Letter or any commitment hereunder, or assign or delegate any of your rights or obligations under this Commitment Letter, without Guggenheim’s prior written consent. Any attempted assignment or delegation without such consent shall be void ab initio.

Section 12.	Amendments.

This Commitment Letter may not be amended, or any provision hereof waived or modified, except by an instrument in writing signed by each party hereto.

Section 13.	Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, between or among Parent, Mergerco and Guggenheim. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original, executed counterpart of this Commitment Letter. Sections 4 through 10 and 13-14 hereof shall survive the termination of this Commitment Letter. Each of you acknowledges that information and documents relating to the Facilities may be transmitted through the internet or similar electronic transmission systems.

Section 14.	Waiver of Jury Trial, Etc.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated by this Commitment Letter or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter.

With respect to all matters relating to this Commitment Letter, each of you irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agrees that all claims related hereto may be heard and determined in such courts, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (v) waives any immunity from jurisdiction of any court or from any legal process or setoff to which it or its properties or assets may be entitled and (vi) consents to the service of any and all process with respect to all matters relating to this Commitment Letter by any manner permitted by law.

Please indicate your acceptance of the provisions hereof by (i) signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them, together with a signed copy of the letter agreement between Sponsor and Guggenheim, to Jeff Abrams, Guggenheim Corporate Funding, LLC,

135 East 57th Street, New York, NY 10022 (telecopier: 212-644-8396) no later than 5:00 p.m. on February 17, 2006, or the commitment of Guggenheim set forth in this Commitment Letter will terminate. If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Signature page to follow

Very truly yours,

GUGGENHEIM CORPORATE FUNDING, LLC

By:	/s/ Stephen D. Sautel
Name:	Stephen D. Sautel
Title:	Managing Director

By:	/s/ Bill Hagner
Name:	Bill Hagner
Title:	Director and Counsel

By:	/s/ Jeff Abrams
Name:	Jeff Abrams
Title:	Managing Director

ACCEPTED this 16th day of February, 2006.

TAXI ACQUISITION CORP.

By:	/s/ Carl M. Stanton
Name:	Carl M. Stanton
Title:	President

TAXI HOLDINGS CORP.

By:	/s/ Carl M. Stanton
Name:	Carl M. Stanton
Title:	President

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL

EXHIBIT A

to Amended and Restated Commitment Letter

Transaction Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter to which this Exhibit A is attached. The following transactions are referred to herein as the “Transactions”.

1.	Sponsor, together with members of senior management (the “Management”) of Checker’s Drive-In Restaurants, Inc. (the “Business”) and certain other investors arranged by Sponsor and reasonably acceptable to Guggenheim (such investors, together with Sponsor and Management, the “Investors”), will make, directly or indirectly, cash equity contributions to Parent in an aggregate amount not less than $57,900,000 (the “Equity Investments”), at least 2/3 of which shall be contributed by Sponsor, in exchange for the issuance to the Investors of 100% of the common stock of Parent. Parent will contribute the Equity Investments to Mergerco, and will hold all of the equity interests in Mergerco.

2.	Mergerco will be the borrower under the Operative Documents and, subject to satisfaction of conditions precedent, Mergerco will borrow thereunder.

3.	Pursuant to the Acquisition Agreement, and subject to satisfaction of conditions precedent thereunder, Mergerco will acquire, and will merge with, the Business (the “Acquisition”). The surviving corporation formed as a result shall be the Borrower under the Facilities.

4.	After giving effect to the Transactions, the Investors will hold 100% of the outstanding capital stock of Parent, and all of the outstanding capital stock of Borrower will be held by Parent.

5.	The Facilities will be in an aggregate principal amount of up to $160,000,000. Guggenheim anticipates that the Facilities will consist of (i) (A) a senior secured term loan facility of up to $130,000,000, composed of a term loan facility (the “Tranche A Term Loan Facility”) in the principal amount of up to $95,000,000, (B) a second senior secured term loan facility in the principal amount of up to $35,000,000 (the “Tranche B Term Loan Facility”), and (C) a secured subordinated loan facility in an aggregate principal amount of up to $10,000,000 (the “Subordinated Facility”), the proceeds of which would be used by Mergerco to (x) finance the Acquisition and (y) pay transaction costs, fees and expenses related to the Acquisition and the loan facilities contemplated by this Commitment Letter in an amount not to exceed an amount to be agreed (the “Transaction Costs”), and (ii) a senior secured revolving credit facility of up to $20,000,000, the proceeds of which would be used by the Company as working capital from time to time for the Company and its subsidiaries, and for general corporate purposes.

6.	The estimated transaction costs relating to the Transactions is $12,700,000, and the capitalized leases to survive the closing of the Facilities will be approximately $1,900,000 (excluding capitalized leases passed through to franchisees).

ANNEX I

PROJECT TAXI

SUMMARY OF MATERIAL TERMS AND CONDITIONS

THE FACILITIES

Set forth below is a summary of certain material terms of the proposed Senior Secured Credit FacilitIES and the subordinated SECURED credit facility TO BE PROVIDED by Guggenheim. This summary is intended merely as an outline, and does not include descriptions of all of the terms and other provisions of the proposed loanS. This SUMMARY should not be construed in any way as an extension of credit or an agreement to provide or arrange financing.

I.	GENERAL

Borrowers:	Taxi Acquisition Corp. and, upon its merger with Checkers Drive-In Restaurants, Inc., the surviving corporation from such merger (“Company”), and any of its operating subsidiaries as Guggenheim reasonably deems appropriate (collectively, the “Borrowers”).

Guarantors:	All obligations under the Facilities shall be unconditionally guaranteed by each of Company’s direct and indirect domestic subsidiaries that are not Borrowers (the “Guarantors”).

Administrative Agent:	Guggenheim or a lender designated by Guggenheim.

Collateral Agent:	Guggenheim.

Subordinated Lender Agent:	Guggenheim.

Facilities:	The Facilities shall consist of $150,000,000 Senior Secured Facilities and a $10,000,000 Secured Subordinated Credit Facility.

Senior Secured Facilities:	The Senior Secured Facilities shall consist of a $20,000,000 Revolving Credit Facility, a $95,000,000 Term Loan A Facility and a $35,000,000 Term Loan B Facility.

Senior Lenders:	Guggenheim and a syndicate of lenders arranged by Guggenheim in consultation with the Company under the Senior Secured Facilities.

Subordinated Lenders:	Guggenheim and a syndicate of lenders arranged by Guggenheim in consultation with the Company under the Subordinated Credit Facility (together with the Senior Lenders, the “Lenders”).

II.	REVOLVING FACILITY

Revolving Credit Facility:	$20,000,000 Revolving Credit Facility

Closing Availability:	$1,000,000 of the Revolving Credit Facility will be available to be drawn on the Closing Date.

Maturity:	The final maturity of the Revolving Credit Facility shall be the date which occurs 5 years after the Closing Date. Loans made pursuant to the Revolving Credit Facility (the “Revolving Loans”) shall be repaid in full on such final maturity date.

Use of Proceeds:	Proceeds of the Revolving Loans shall be utilized for general corporate purposes of the Borrowers. Revolving Loans may not be used to prepay Subordinated Loans.

Availability:	Revolving Loans may be borrowed, repaid and reborrowed after the Closing Date until final maturity; provided that $1,000,000 is available at Closing.

L/C Subfacility:	Letters of credit in an amount of up to $6,000,000 may be issued under the Revolving Credit Facility (the “L/C Subfacility”) by a Lender to be agreed upon by Guggenheim and the Borrower (in such capacity, the “L/C Lender”). The L/C Subfacility shall be subject to the customary procedures of the L/C Lender.

L/C Fees:	[TBD]

III.	TERM LOAN FACILITIES

Term Loan A Facility:	Term Loan A Facility up to $95,000,000.

Term Loan B Facility:	Term Loan B Facility (and together with the Term Loan A Facility, the “Term Facilities”) up to $35,000,000.

Maturity and Amortization:

The final maturity of the Term Facilities shall be the date (the “Maturity Date”) which occurs 5 years after the Closing Date. The loans under the Term Loan A Facility (the “Term Loans A”) shall amortize in the following amounts and be payable on the last business day of each fiscal quarter, as follows:

2006 through 2008, inclusive none

2009 through 2011 [TBD]

The outstanding principal balance and all accrued and unpaid interest on the Term Facilities, including the outstanding principal balance of loans under the Term Loan B Facility (the “Term Loans B” and together with the Term Loans A, the “Term Loans”) shall be repaid on the Maturity Date.

Use of Proceeds:	Proceeds of the Term Loans shall be utilized (x) to pay the consideration due under the Acquisition Agreement, including the repayment of indebtedness of the Borrowers and the Guarantors, and (y) to pay fees and expenses incurred in connection with the Transaction.

Availability:	Term Loans may only be borrowed on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

Closing Date:	The date of the initial funding of the Term Facilities, so long as the conditions requisite to such funding have occurred on or before August , 2006.

IV.	SUBORDINATED FACILITY

Subordinated Credit Facility:	Secured subordinated term loan facility of up to $10,000,000.

Maturity and Amortization:	The final maturity of the Subordinated Credit Facility shall be the date which occurs 6 years after the Closing Date. The outstanding principal balance and all accrued and unpaid interest on the Subordinated Credit Facility, including the outstanding principal balance of loans under the Subordinated Credit Facility (the “Subordinated Loans” and together with the Term Loans and the Revolving Loan, the “Loans”) shall be repaid on the maturity date.

Availability:	Subordinated Loans may only be borrowed on the Closing Date. No amount of Subordinated Loans once repaid may be reborrowed.

V.	TERMS AND CONDITIONS

Collateral:	The Borrowers and each of the Guarantors shall grant the Collateral Agent and the Senior Lenders a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in all of the following (the “Collateral”):

(a) All shares of capital stock (or other ownership interests in) of each Borrower and each Guarantor.

(b) All shares of capital stock of each present and future direct or indirect domestic subsidiary of a Borrower or a Guarantor, and 65% of the capital stock of each present and future direct or indirect foreign subsidiary of a Borrower or a Guarantor.

(c) All intercompany receivables of each Borrower and each Guarantor.

(d) All present and future property and assets, of the Borrowers and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable and other rights to payment, owned and leased real estate, leaseholds, fixtures, bank accounts, general intangibles, license and franchise rights, patents, trademarks, trade names, copyrights, trade secrets, domain names, other intellectual property, chattel paper, insurance policies and proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(e) All present and future real property owed by the Borrower and each Guarantor in fee simple.

(f) The top 20% of all leasehold properties, determined based upon the related operating performance of such leasehold properties as of the Closing Date. If, notwithstanding their reasonable best efforts to do so, the Borrowers and the Guarantors are unable, or it is unreasonably expensive, to grant a valid and perfected first priority security interest in any leasehold property comprising such top 20% of all leasehold properties, such leasehold property shall, after consultation with Guggenheim, be replaced with the next leasehold property determined based upon the related operating performance of such leasehold properties.

(g) All proceeds and products of the property and assets described in clauses (a) through (f) above.

The Borrowers and each of the Guarantors shall grant to the Subordinated Lender Agent and the Subordinated Lenders a valid and perfected lien and security interest in the Collateral, subject to the Lien securing the Senior Lenders (and to certain other exceptions set forth in the loan documentation).

Interest Rates:	The Facilities will bear interest at a rate equal to either, at the Borrower’s option, (a) LIBOR plus an Applicable Margin or (b) the base rate (“ABR”) (to be defined as the higher of (i) the prime rate (“Prime Rate”) and (ii) the Federal Funds rate plus 0.50%), plus the Applicable Margin (in each case adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period.

During the continuance of any default under the loan documentation, the Applicable Margins on all obligations owing under the loan documentation shall increase by 2% per annum.

Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans, on the Maturity Date and upon acceleration. All interest and commitment fees and other fee calculations shall be based on a 360-day year and actual days elapsed in the applicable period.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of LIBOR Loans. Borrowers shall have not more than 8 LIBOR Loans outstanding and may exercise the LIBOR option for LIBOR Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

Applicable Margins:	The Applicable Margins for all Loans shall be as set forth below:

	ABR Loans	LIBOR Loans
Revolving Loans	2.50%	3.50%
Term Loans A	2.875%	3.875%
Term Loans B	7.00%	8.00%
Subordinated Loans	9.00%	10.00%

Fees:	Guggenheim shall receive such fees as have been separately agreed upon in a fee letter of even date herewith between Guggenheim and the Company.

Unused Line Fees:	0.75% per annum on the unused portion of each Senior Lender’s share of the Revolving Credit Facility from and after the Closing Date, payable quarterly in arrears and on the date (whether before or after the Closing Date) of termination or expiration of the commitments.

Funding Protection:	Customary for transactions of this type.

Mandatory Prepayment and Commitment Reduction:	All net cash proceeds described in (a), (b) and (c) below shall be applied to prepay the Facilities, ratably to the principal repayment installments of each of the Term Facilities on a pro rata basis and then to the Revolving Credit Facility (without any reduction of the Revolving Commitments); provided, however, that so long as the Term Loan A Facility shall not have been paid in full, all such payments shall be applied first to the Term Loans A until paid in full.

(a) 100% of net cash proceeds from sales, transfers or dispositions of property and assets of the
Borrowers and their subsidiaries (excluding sales of inventory in the ordinary course of business and subject to a reinvestment provision to be negotiated);

(b) 100% of net cash proceeds from the issuance after the Closing Date of additional debt issuances and 50% of additional equity issuances of the Borrowers and their subsidiaries otherwise permitted under the loan documentation, and 50% of Excess Cash Flow (to be defined in the loan documentation, it being understood that Excess Cash Flow as so defined will reflect a subtraction for the amount of any prepayment of the Subordinated Loans out of Free Cash pursuant to the second paragraph under “Voluntary Prepayments” below) of the Borrowers and their subsidiaries, in each case subject to any step-down or other exception that may be agreed upon by the Company and Guggenheim; and

(c) An amount equal to all net cash proceeds of Extraordinary Receipts (to be defined in the loan documentation), including any tax refunds, indemnity payments, pension reversions, amounts received in settlement or judgment of any commercial tort claims and insurance proceeds not covered as sale, transfer or disposition proceeds.

Voluntary Prepayments:	Voluntary prepayments of the Term Loan A Facility and voluntary prepayments and reductions to the unutilized portion of the Revolving Credit Facility may be made at any time without premium or penalty. The Term Loans B may not be repaid, in whole or in part, at any time prior to the first anniversary of the Closing Date, and thereafter may be prepaid from time to time by the Borrowers upon payment of the Applicable Prepayment Premium as defined below; provided, however, that as long as the Term Loan A Facility has not been paid in full, no such voluntary prepayment of Term Loans B shall be made.

At the end of the 6th, 12th, 18th and 24th month following the Closing Date, the Borrowers may make voluntary prepayments of the Subordinated Loans out of Free Cash (Excess Cash Flow under the Senior Secured Facilities, before giving effect to such prepayment of Subordinated Loans and without giving effect to changes in working capital). Any such prepayment shall be without premium.

Except as discussed in the paragraph above, the Subordinated Loans may not be prepaid, in whole or in part, during the first 4 years after the Closing Date. Thereafter, the Subordinated Loans may be prepaid by the Borrowers upon payment of the Applicable Prepayment Premium (as defined below); provided, however, that no such prepayment shall be permitted if any Term Loans or Revolving Loans are outstanding, or if the Revolving Loan commitment continues to exist.

Applicable Prepayment Premium:	The Applicable Prepayment Premium on the Term Loans B shall be (i) 3% of the amount repaid if such prepayment occurs on or after the first anniversary but prior to the second anniversary of the Closing Date, (ii) 2% of the amount repaid if such prepayment occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, (iii) 1% of the amount prepaid if the prepayment occurs on or after the third anniversary but prior to the fourth anniversary of the Closing Date, and (iv) 0% if the prepayment occurs on or after the fourth anniversary of the Closing Date but prior to Maturity.

The Applicable Prepayment Premium for the Subordinated Credit Facility shall be (i) 5% of the amount prepaid if the prepayment occurs on or after the fourth third anniversary but prior to the fifth anniversary of the Closing Date, and (ii) 2% if the prepayment occurs on or after the fifth anniversary of the Closing Date but prior to the scheduled maturity date of the Subordinated Loans.

Documentation:	The terms of this commitment are intended as an outline of certain of the material terms of the Facilities, but do not include all of the terms, covenants (other than financial covenants, the type of which are identified herein), representations, warranties, default clauses and other provisions that will be contained in the definitive loan documentation. Guggenheim’s commitment will be subject to the negotiation, execution and delivery of definitive loan documentation (and related security documentation, guaranties, intercreditor agreements, etc.) consistent with the terms of this terms sheet and otherwise containing terms customary for Guggenheim in similar secured financings, in each case prepared by counsel to Guggenheim.

Conditions Precedent to Initial Extension of Credit:

The following:

(a)(i) The Acquisition Agreement (including disclosure schedules thereto which are acceptable to Guggenheim) has been executed and delivered, and no change in the terms or conditions of the Acquisition Agreement shall have been made, and no waiver or consent thereunder shall have been given by Parent or Mergerco, that in such case, individually or in the aggregate with other such changes, is or could reasonably be expected to be materially adverse to Mergerco, Parent, the Business and its subsidiaries (taken as a whole) or to an Agent or the Lenders; (ii) the final terms and conditions of the Transactions, including, without limitation, the final form of the Acquisition Agreement (including all schedules and documents related thereto) and all legal and tax aspects thereof, shall be (x) as described in the Commitment Letter, and (y) otherwise reasonably satisfactory to Guggenheim; and (iii) all conditions precedent to the consummation of the Acquisition shall have been satisfied and not waived (other than (i) the provision of the Facilities, (ii) conditions which Guggenheim reasonably believes will be satisfied concurrently with the consummation of such Acquisition, (iii) conditions precedent to Business’ obligations in connection with the Acquisition), and (iv) otherwise as is consented to in writing by Guggenheim.

(b) The Borrowers and their subsidiaries shall have received all necessary shareholder and board of director consents to the consummation of the Transaction. The Transactions shall have been (or shall concurrently be) consummated in all material respects in accordance with its terms or shall be consummated in all material respects in accordance with its terms concurrently with the initial extension of credit under the Facilities.

(c) All documentation relating to the Facilities, including credit agreements incorporating substantially the terms and conditions outlined herein, and the other parts of the Transactions shall be in form and substance reasonably satisfactory to Guggenheim.

(d) All of the capital stock of the Company shall be owned by Parent, and all capital stock of the Company’s direct or indirect subsidiaries shall be owned by Company, in each case free and clear of any lien, charge or encumbrance, other than the liens and security interests created or permitted under the loan documentation; each of the Collateral Agent, on behalf of the Senior Lenders, and the agent for the Subordinated Lenders, on behalf of the Subordinated Lenders, shall have a perfected lien and security interest in the Collateral, in each case with the priority contemplated in the section “Collateral” above; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

(e) The absence of any event, circumstance, change or effect since January 3, 2005 that has had or is reasonably to have a Material Adverse Effect.

(f) There shall exist no action, suit, claim, investigation, arbitration, litigation or proceeding or any judgments, decrees, injunctions, rules or orders of any governmental or regulatory agency or authority pending, or to the knowledge of Parent, Mergerco or Company, threatened against or affecting the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, except for any of the foregoing that if decided adversely to the Company or its subsidiaries would not, individually or in the aggregate, reasonably be expected to have (A) a material adverse effect on the ability of any Borrower or

Guarantor to perform its obligations under the loan documentation or (B) a material adverse effect on the rights and remedies of the Administrative Agent, Collateral Agent, the Senior Lenders, the Subordinated Lender Agent or the Subordinated Lenders under the loan documentation.

(g) All material governmental and third party consents and approvals necessary in connection with the Transaction and the Facilities shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to Guggenheim) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority (including requirements of the Hart-Scott-Rodino Improvements Act and the filing of the appropriate merger certificates with the appropriate offices); and no law or regulation shall be applicable in the reasonable judgment of Guggenheim that restrains, prevents or imposes materially adverse conditions upon the Transaction or the Facilities.

(h) Mergerco shall have received at least a $57,900,000 cash equity contribution (at least 2/3 of which shall be provided by Sponsor) and all proceeds of the equity contribution shall have been used or shall be used simultaneously with the initial extension of credit under the loan documentation by Mergerco to fund the Acquisition.

(i) All loans made by the Lenders to the Borrowers or any of their affiliates shall be in full compliance with the Federal Reserve’s Margin Regulations.

(j) The Borrowers shall have delivered a certificate, in form and substance reasonably satisfactory to Guggenheim, attesting to the Solvency (as hereinafter defined) of the Borrowers and their subsidiaries, taken as a whole, immediately before and immediately after giving effect to the Transactions, from its chief financial officer. As used herein, the term “Solvency” of any person means (i) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay, as such debts and liabilities mature, and (iv) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

(k) Guggenheim shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrowers and the Guarantors, and the Collateral Agent shall have received endorsements naming the Collateral Agent, on behalf of the Senior Lenders, and the Subordinated Lender Agent, on behalf of the Subordinated Lenders, as an additional insured,s and the Collateral Agent the loss payee under all insurance policies to be maintained with respect to the properties of the Borrowers and the Guarantors forming part of the Collateral.

(l) The Lenders shall have received (i) satisfactory opinions of counsel for the Borrowers and the Guarantors and of local counsel for Guggenheim, the Administrative Agent, the Collateral Agent and the Subordinated Lender Agent as to the transactions contemplated hereby, (ii) copies of the Company’s Uniform Franchise Offering Circular (the “UFOC”), together with a certificate in form and substance reasonably satisfactory to Guggenheim that the Company’s franchise agreements and relationships are in compliance with the UFOC and applicable law, and (iii) such corporate resolutions, certificates and other documents as Guggenheim shall reasonably request.

(m) There shall exist no default or event of default under any of the loan documentation, and the representations and warranties of each Borrower, each Guarantor and each of their respective subsidiaries therein shall be true and correct immediately prior to, and immediately after giving effect to, the initial extension of credit under the loan documentation.

(n) All reasonable accrued and invoiced fees and expenses of Guggenheim, the Administrative Agent, the Collateral Agent and the Subordinated Lender Agent (including the fees and expenses of counsel and local counsel) shall have been paid.

(o) Other than amounts owed to the Lenders in connection with the Facilities, none of the Borrowers nor any Guarantor shall have any indebtedness except (1) unsecured accounts payable to trade creditors for goods or services incurred in the ordinary course of business, (2) purchase money indebtedness or capital leases to acquire equipment or real property in the ordinary course of business secured solely by the equipment acquired up to a maximum to be specified in the loan documents, (3) contingent liabilities under leases for real property or operating leases in the ordinary course of business, (4) intercompany indebtedness among the Borrowers and Guarantors in amounts and on terms to be agreed upon, and (5) other unsecured indebtedness in an aggregate amount not to exceed $500,000.

(p) Lenders shall have received certified UCC, tax, judgment, litigation, and lien searches reflecting the priority of their interests in the Collateral as specified herein.

(q) Guggenheim shall have received reasonably satisfactory evidence that all intellectual property material to the operations of the Borrowers and their subsidiaries is licensed or owned by a Borrower or a Guarantor.

(r) Borrowers and their subsidiaries shall have documented, in form and substance reasonably satisfactory to Guggenheim, intercompany arrangements for the payment of management fees by the Borrowers consistent with historical practices, and the rights under such documentation shall have been subordinated to the Collateral Agent.

Conditions Precedent to Subsequent Extensions of Credit:	Those customarily found in Guggenheim’s credit documentation for similar secured financings and others appropriate in the reasonable judgment of Guggenheim. There shall exist no default or event of default under any of the loan documentation, and the representations and warranties of the Borrowers, Guarantors and each of their respective subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, such extension of credit.

Representations and Warranties:	Those customarily found in Guggenheim’s loan documentation for similar secured financings and others appropriate in the reasonable judgment of Guggenheim for the Transaction (in each case with such customary exceptions and qualifiers as may be agreed), including, without limitation, absence of any Material Adverse Effect, accuracy of disclosure, receipt by franchisees of UFOCs and compliance with all franchise agreements with the Company’s UFOC.

Affirmative and Negative Covenants:	Those affirmative and negative covenants (applicable to the Borrowers, the Guarantors and their subsidiaries) customarily found in Guggenheim’s loan documentation for similar secured financings and others appropriate in the reasonable judgment of Guggenheim for the Transaction, including, without limitation, the following (in each case with such customary exceptions and qualifiers as may be agreed):

(a) Affirmative Covenants: (i) Compliance in all material respects with all laws and regulations applicable to Borrower and its subsidiaries (including, without limitation, ERISA and environmental laws, franchise laws, financial assistance, transfer pricing, margin regulations and pension funding requirements); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) performance of leases, related documents and other material agreements; (ix) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s-length basis; (x) further assurances as to perfection and priority of security interests; (xi) grant of security on additional property and assets upon the occurrence of an event of default; and (xii) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and monthly and quarterly unaudited financial statements, in each case prepared on a consolidated and a consolidating basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as the Administrative Agent or Subordinated Lender Agent shall reasonably request).

(b) Negative Covenants: Restrictions on (i) liens (other than liens securing the Facilities); (ii) debt, guaranties or other contingent obligations (including, without limitation, the subordination of intercompany indebtedness on terms reasonably satisfactory to Guggenheim); (iii) new locations or new lease obligations in excess of an amount to be agreed between the Borrowers and the Lenders during any consecutive 12-month period; (iv) mergers and consolidations; (v) sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business); (vi) loans, acquisitions, joint ventures and other investments; (vii) dividends and other distributions to stockholders; (viii) creating new subsidiaries; (ix) becoming a general partner in any partnership; (x) repurchasing shares of capital stock; (xi) prepaying, redeeming or repurchasing debt; (xii) capital expenditures; (xiii) granting negative pledges other than to the Administrative Agent and the Lenders; (xiv) changing the nature of its business; (xv) amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement; and (xvi) changing accounting policies or reporting practices; in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation.

Financial Covenants:

The Borrowers shall be subject to financial covenants of the types specified below, in each case in the form and with related definitions reasonably acceptable to Guggenheim and setting ratios or thresholds that are agreed upon by the Company and Guggenheim:

1.      Minimum EBITDA

2.      Senior debt leverage (Revolving Loans plus Term A Loans/EBITDA)

3.      Total debt leverage (total debt/EBITDA)

4.      Total rent-adjusted leverage (total debt plus 8 x rent/EBITDAR)

5.      Minimum interest coverage

6.      Minimum fixed charge coverage

7.      Maximum capital expenditures

Events of Default:	Those customarily found in Guggenheim’s loan documentation for similar secured financings and others appropriate in the reasonable judgment of Guggenheim for the Transaction, including, without limitation:

(a) failure to pay principal when due, or to pay interest or other amounts within three business days after the same becomes due, under the loan documentation;

(b) any representation or warranty proving to have been materially incorrect when made or confirmed;

(c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure;

(d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation;

(e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings);

(f) monetary judgment defaults in an amount to be agreed in the loan documentation and nonmonetary judgment defaults that could reasonably be expected to have a Material Adverse Effect;

(g) impairment of loan documentation or security;

(h) change of ownership or operating control; and

(i) standard ERISA defaults.

Expenses:	On the Closing Date, the Borrowers shall pay or reimburse all of the Administrative Agent’s and the Collateral Agent’s reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (including the reasonable fees and expenses of counsel for the Collateral Agent and the Administrative Agent), as well as all reasonable expenses of the Administrative Agent in connection with the administration of the loan documentation. The Borrowers shall also pay the expenses of the Administrative Agent, the Collateral Agent and the Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:	The Borrowers will indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the Facilities, in each case except to the extent finally determined by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such indemnified person.

Required Senior Lenders:	To be mutually agreed upon by the Senior Lenders in consultation with the Company.

Required Subordinated Lenders:	To be mutually agreed upon by the Subordinated Lenders in consultation with the Company.

Required Lenders:	The Required Senior Lenders or the Required Subordinated Lenders, as the context requires.

Waivers & Amendments:	Amendments and waivers of the provisions of the credit agreement and other definitive credit documentation will require the approval of Required Lenders, except that the consent of all affected
Lenders shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or a material portion of the collateral or any material guaranty, and (v) such other matters as may be agreed to among the Lenders, the Collateral Agent and the Administrative Agent.

Assignments and Participations:	Assignments may be non-pro rata and must be to eligible assignees and, in each case other than an assignment to a Lender, an affiliate of a Lender or a related fund, or an assignment of the entirety of a Lender’s interest in the Facilities, in a minimum amount to be agreed (such amount to be reduced proportionately with reductions in the Facilities). Each Lender will also have the right, without consent of the Borrowers or the Administrative Agent, (i) to assign or pledge as security to any Federal Reserve Bank or to any entity that is a lender to such Lender, all or part of such Lender’s rights under the loan documentation, (ii) to assign all or part of such Lender’s rights or obligations under the loan documentation to any of its affiliates or related funds, and (iii) to assign a participation interest in all or any part of its rights or obligations under the loan documentation to any person. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

In addition, if any Lender refuses to consent to a proposed amendment or waiver which, pursuant to the terms of the applicable loan documents, requires its consent and with respect to which the Required Lenders have granted their consent, then the Borrowers will have the right to replace such Lender, provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received an amount equal to the outstanding principal, accrued interest, accrued fees and all other amounts payable to it under the loan documents (including the prepayment premium that would be payable if the applicable loan was being voluntarily prepaid). Such a removal will not occur if, prior to such removal, the applicable Lender grants its consent to the amendment or waiver.

Taxes:	All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Lenders) to minimize to the extent possible any applicable taxes and the Borrowers will indemnify the Lenders, the Administrative Agent, the Collateral Agent and the Subordinated Lender Agent for such taxes paid by any of them.

Miscellaneous:	Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), LIBOR loan illegality and similar provisions, defaulting lender provisions, waiver of jury trial, and submission to jurisdiction.

Governing Law:	New York.